UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2009

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA		M9C 5K1
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 26, 2009, Nortel announced that its principal operating subsidiary, Nortel Networks Limited (“NNL”), and Nortel Networks Inc. (“NNI”), have entered into an agreement with Hitachi, Ltd. for the sale of certain assets associated with the development of next generation packet core network components (excluding legacy packet core components for Nortel’s GSM and UMTS businesses) for a purchase price of US$10 million. Under the agreement, the assets include software to support the transfer of data over existing wireless networks and the next generation of wireless communications technology, including relevant non-patent intellectual property, equipment and other related tangible assets, as well as a non-exclusive license of certain relevant patents and other intellectual property. On October 28, 2009, Nortel announced that it, NNL and NNI, obtained orders from the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice (“Canadian Court”) approving the agreement with Hitachi. Consummation of the transaction is subject to the satisfaction of regulatory and other customary conditions. The sale is expected to close in 2009.

On October 28, 2009, Nortel announced that in light of the current status of the Company’s various divestiture activities and asset sales, it has determined, after discussions with interested parties, that it is preferable to schedule the auction in relation to the sale of its GSM/GSM-R business at a later date than initially planned. The anticipated auction date will be postponed from November 9, 2009 to November 20, 2009. Qualified bidders will be required to submit offers by November 16, 2009.

As previously announced, Nortel plans to sell substantially all of its global GSM/GSM-R business by “open auction”, including the transfer of specified patents predominantly used in the GSM business and granting of non-exclusive licenses of other relevant patents.

Also on October 28, 2009, Nortel announced that it, its principal operating subsidiary NNL and its other Canadian subsidiaries that filed for creditor protection under the Companies’ Creditors Arrangement Act have obtained an order from the Canadian Court further extending, to December 18, 2009, the stay of proceedings that was previously granted by the Canadian Court. The purpose of the stay of proceedings is to allow the Nortel companies to consummate planned sales, continue to advance in discussions with interested parties for the sale of its other businesses, continue to assess other restructuring alternatives if it is unable to maximize value through sales and file a plan of arrangement.

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: October 28, 2009

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